Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-259313) and Form S-8 (Nos. 333-270296, 333-263204, 333-252214 and 333-248138) of Inhibrx, Inc. (the Company) of our reports dated February 28, 2024, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Diego, California
February 28, 2024